EXHIBIT 99.1

Huttig Building Products, Inc. Announces Second Quarter 2018 Results

Second Quarter 2018 Highlights:

  Net sales of $223.4 million, an increase of 12.4%
  Sales growth of 6% above the growth in national housing market
  Settled PrimeSource litigation

ST. LOUIS, July 30, 2018 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ:HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the second quarter ended June 30, 2018.

“I am pleased with the continued growth trend we achieved through the execution of our strategic growth initiatives in the quarter,” said Jon Vrabely, Huttig’s President and Chief Executive Officer. “While still in the very early stages of executing our sales growth initiatives, we estimate that our growth during the quarter, based on our current sales mix by market segment, was nearly 6% above that of the growth in the national housing market.  Looking forward, we will remain focused on executing our growth plans, improving our gross margins, and managing our working capital.”

SUMMARY RESULTS FOR SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2018
(unaudited)
(in millions, except per share data)

	Three Months Ended June 30,
	2018		2017
Net sales	$223.4	100.0%	$198.7	100.0%
Gross margin	45.1	20.2%	42.2	21.2%
Operating expenses	43.0	19.2%	38.1	19.2%
Operating income	2.1	0.9%	4.1	2.1%
Net (loss) income from continuing operations	0.4	0.2%	3.4	1.7%
Net (loss) income	0.2	0.1%	2.2	1.1%
Net (loss) income from continuing operations per share - basic and diluted	$0.01		$0.09
Net (loss) income per share - basic and diluted	$0.01		$0.09

	Six Months Ended June 30,
	2018		2017
Net sales	$421.4	100.0%	$374.4	100.0%
Gross margin	83.8	19.9%	77.7	20.8%
Operating expenses	82.1	19.5%	75.1	20.1%
Operating income	1.7	0.4%	2.6	0.7%
Net (loss) income from continuing operations	(1.1)	-0.3%	1.3	0.3%
Net (loss) income	(0.2)	0.0%	1.3	0.3%
Net (loss) income from continuing operations per share - basic and diluted	$(0.01)		$0.05
Net (loss) income per share - basic and diluted	$(0.01)		$0.05

Results of Operations

Second Quarter 2018 Compared to Second Quarter 2017

Net sales were $223.4 million in the second quarter of 2018, which was $24.7 million, or 12.4%, higher than the second quarter of 2017.  The increase in net sales was primarily attributed to an approximate 7.7% increase in new residential construction activity as well as organic growth derived from the execution of our strategies.

Millwork product sales increased 3% in the second quarter of 2018 to $103.5 million, compared to $100.4 million in the second quarter of 2017. Building products sales increased 24% in the second quarter of 2018 to $99.4 million, compared to $79.9 million in the second quarter of 2017, and wood product sales increased 11% in the second quarter of 2018 to $20.5 million, compared to $18.4 million in the second quarter of 2017.

Gross margin was $45.1 million in the second quarter of 2018, compared to $42.2 million in the second quarter of 2017.  The increase in gross margin was largely due to higher overall sales volumes. As a percentage of sales, gross margin was 20.2% in the second quarter of 2018, compared to 21.2% in the second quarter of 2017. The reduction in gross margin percent was primarily attributed to an increase in direct sales volumes, as well as the proportional increase in building product sales as compared to the growth of other higher margin product categories.

Operating expenses increased $4.9 million to $43.0 million in the second quarter of 2018, compared to $38.1 million in the second quarter of 2017.  Personnel costs increased approximately $2.2 million, primarily as a result of wage increases, higher variable compensation, higher healthcare costs, and hiring additional sales and warehouse personnel related to the execution of our strategic growth initiatives.  Non-personnel costs increased approximately $2.7 million, primarily as a result of higher fuel prices, increased contract hauling costs, and expenses associated with the PrimeSource litigation and settlement. As a percentage of sales, operating expenses were 19.2% in the second quarters of 2018 and 2017, respectively.  Excluding expenses associated with the PrimeSource litigation and settlement, operating expenses would have been approximately $40.5 million, or 18.1% of sales for the quarter ended June 30, 2018.

Net interest expense was $1.7 million in the second quarter of 2018 compared to $0.7 million in the second quarter of 2017.  The increase was primarily due to higher average outstanding borrowings on our credit facility as well as higher interest rates in the second quarter of 2018 compared to the second quarter of 2017.

Income tax expense was $0.2 million for the quarter ended June 30, 2018, as compared to $1.1 million for the second quarter 2017.

As a result of the foregoing factors, we reported income from continuing operations of $0.2 million for the quarter ended June 30, 2018, compared to income from continuing operations of $2.3 million for the quarter ended June 30, 2017.

Adjusted EBITDA was $6.5 million for the second quarter 2018 compared to $6.4 million for the second quarter 2017.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Net sales were $421.4 million in 2018, which was $47.0 million, or 13%, higher than 2017.  The increase in net sales was primarily attributed to an 8% increase in new residential construction activity as compared to 2017 levels as well as organic growth derived from the execution of our strategic growth initiatives.

Millwork product sales increased 4% in 2018 to $198.8 million, compared to $191.7 million in 2017. Building products sales increased 26% in 2018 to $184.9 million, compared to $147.3 million in 2017, and wood product sales increased 6% in 2018 to $37.7 million, compared to $35.4 million in 2017.

Gross margin was $83.8 million in 2018, compared to $77.7 million in 2017.  The increase in gross margin was largely due to higher overall sales volumes. As a percentage of sales, gross margin was 19.9% in 2018, compared to 20.8% in 2017. The reduction in gross margin percent was primarily attributed to an increase in direct sales volumes, as well as the proportional increase in building product sales as compared to the growth of other higher margin product categories.

Operating expenses increased $7.1 million to $82.2 million for 2018, compared to $75.1 million in 2017.  Personnel costs increased approximately $4.0 million, primarily as a result of wage increases, increased variable compensation, hiring additional sales and warehouse personnel related to the execution of our strategic growth initiatives, and higher healthcare costs. Non-personnel expenses increased approximately $3.1 million, primarily as a result of higher fuel prices, increased contract hauling costs, and expenses associated with the PrimeSource litigation and settlement. As a percentage of sales, operating expenses decreased to 19.5% in 2018 compared to 20.1% in 2017.  Excluding expenses associated with the PrimeSource litigation and settlement, operating expenses would have been approximately $78.8 million, or 18.7% of sales for the six months ended June 30, 2018.

Net interest expense was $2.8 million in 2018 compared to $1.3 million in 2017.  The increase was primarily due to higher average outstanding borrowings on our credit facility as well as higher interest rates in 2018 compared to 2017.

Income tax benefit was ($0.9) million in 2018 compared to ($0.1) million in 2017.

As a result of the foregoing factors, we reported a loss from continuing operations of $0.2 million for the six months ended June 30, 2018, compared to income from continuing operations of $1.4 million for the six months ended June 30, 2017.

Adjusted EBITDA was $8.8 million for the six months ended June 30, 2018 compared to $7.2 million for the six months ended June 30, 2017.

Balance Sheet & Liquidity

Cash used in operating activities was $30.1 million for the quarter ended June 30, 2018, compared to $22.0 million for the quarter ended June 30, 2017.   The primary use of the cash in the second quarter 2018 was to fund the normal seasonal increases in account receivables and inventory.  At June 30, 2018, the company had $39.4 million of excess committed borrowing availability.

Legal

On June 29, 2018, the Company entered into a confidential agreement with PrimeSource for the settlement and release of all claims between the parties.  The agreement does not limit or restrict the future business activities of any of the parties and did not have a material adverse effect on our financial condition, results of operations or cash flows.

Conference Call

Huttig Building Products, Inc. will host a conference call Tuesday, July 31, 2018 at 10:00 a.m. Central Time.  Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com.  Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 4638776.

About Huttig

Huttig, currently in its 134th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words.  Statements made in this press release including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, and we cannot guarantee that any forward-looking statements will be realized or achieved.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to: the strength of construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical average; the cyclical nature of our industry; the uncertainties resulting from changes to United States and foreign laws, regulations and policies including the Tax Cuts and Jobs Act of 2017; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; the loss of a significant customer; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations; commodity prices; dumping duties; tariffs; risks associated with our private brands; termination of key supplier relationships; risks of international suppliers; competition with existing or new industry participants; goodwill impairment;  the seasonality of our operations; significant uninsured claims; federal and state transportation regulations; fuel cost increases; our failure to attract and retain key personnel; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; product liability claims and other legal proceedings; the integration of any business we acquire and the liabilities of such businesses; and those set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.  These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement.  Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income (loss) with the non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

Huttig defines Adjusted EBITDA as net income (loss) adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below.

Huttig presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as a measure of operating performance.  Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business.  Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss)	$0.2	$2.2	$(0.2)	$1.3
Interest expense, net	1.7	0.7	2.8	1.3
Income tax expense (benefit)	0.2	1.1	(0.9)	(0.1)
Depreciation and amortization	1.3	1.2	2.6	2.3
Stock-based compensation	0.6	0.6	1.2	1.1
Other expenses[1]	2.5	0.6	3.3	1.3
Adjusted EBITDA	$6.5	$6.4	$8.8	$7.2

[1]Expenses associated with the PrimeSource litigation and settlement

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In Millions, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales	$223.4	$198.7	$421.4	$374.4
Cost of sales	178.3	156.5	337.6	296.7
Gross margin	45.1	42.2	83.8	77.7
Operating expenses	43.0	38.1	82.1	75.1
Operating loss	2.1	4.1	1.7	2.6
Interest expense, net	1.7	0.7	2.8	1.3
Income (loss) from continuing operations, before income taxes	0.4	3.4	(1.1)	1.3
Provision for (benefit from) income taxes	0.2	1.1	(0.9)	(0.1)
Income (loss) from continuing operations	0.2	2.3	(0.2)	1.4
Income (loss) from discontinued operations, net of taxes	—	(0.1)	—	(0.1)
Net Income (loss)	$0.2	$2.2	$(0.2)	$1.3

Loss from continuing operations per share - basic and diluted	$0.01	$0.09	$(0.01)	$0.05
Income (loss) from discontinued operations per share - basic and diluted	$—	$—	$—	$—
Net Income (loss) per share - basic and diluted	$0.01	$0.09	$(0.01)	$0.05

Weighted average shares outstanding:
Basic and diluted shares outstanding	25.2	24.9	25.2	24.8

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In Millions)

	June 30,	December 31,	June 30,
	2018	2017	2017

ASSETS
CURRENT ASSETS:
Cash and equivalents	$1.6	$0.3	$1.0
Trade accounts receivable, net	118.5	66.8	101.1
Net inventories	147.4	111.9	96.9
Other current assets	12.1	11.4	9.1
Total current assets	279.6	190.4	208.1

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0	5.0
Buildings and improvements	31.8	31.1	30.0
Machinery and equipment	53.3	49.8	48.0
Gross property, plant and equipment	90.1	85.9	83.0
Less accumulated depreciation	58.0	56.4	54.8
Property, plant and equipment, net	32.1	29.5	28.2

OTHER ASSETS:
Goodwill	9.5	9.5	9.5
Deferred income taxes	10.6	9.7	12.2
Other	6.4	6.8	6.9
Total other assets	26.5	26.0	28.6
TOTAL ASSETS	$338.2	$245.9	$264.9

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In Millions, Except Share Data)

	June 30,	December 31,	June 30,
	2018	2017	2017

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.3	$1.2	$1.1
Trade accounts payable	68.4	51.0	63.6
Accrued compensation	4.7	6.3	4.6
Other accrued liabilities	16.4	16.6	12.9
Total current liabilities	90.8	75.1	82.2
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	178.2	101.8	103.3
Other non-current liabilities	2.2	2.5	5.5
Total non-current liabilities	180.4	104.3	108.8

SHAREHOLDERS' EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—	—

Common shares: $.01 par (75,000,000 shares authorized: 26,070,616; 25,843,166; and 25,880,851 shares issued at March 31, 2018, December 31, 2017 and March 31, 2017, respectively)	0.3	0.3	0.3
Additional paid-in capital	44.9	44.1	43.1
Retained earnings	21.8	22.1	30.5
Total shareholders' equity	67.0	66.5	73.9
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$338.2	$245.9	$264.9

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In Millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Cash Flows From Operating Activities:
Net income (loss)	$0.2	$2.2	$(0.3)	$1.3
Adjustments to reconcile net loss to net cash used in operating activities:
(Income) loss from discontinued operations	—	0.1	—	0.1
Depreciation and amortization	1.3	1.2	2.6	2.3
Non-cash interest expense	—	0.1	0.1	0.2
Stock-based compensation	0.6	0.6	1.2	1.1
Deferred income taxes	0.2	1.2	(0.9)	(0.1)
Changes in operating assets and liabilities:
Trade accounts receivable	(17.7)	(12.7)	(51.7)	(41.8)
Net inventories	(8.0)	(8.7)	(35.5)	(15.9)
Trade accounts payable	(12.1)	(4.6)	17.4	16.4
Other	5.7	—	(2.5)	(4.3)
Cash used in continuing operating activities	(29.8)	(20.6)	(69.6)	(40.7)
Cash used in discontinued operating activities	(0.3)	(1.4)	(0.6)	(1.7)
Total cash used in operating activities	(30.1)	(22.0)	(70.2)	(42.4)
Cash Flows From Investing Activities:
Capital expenditures	(2.3)	(1.8)	(3.9)	(3.5)
Total cash used in investing activities	(2.3)	(1.8)	(3.9)	(20.8)
Cash Flows From Financing Activities:
Borrowings of debt, net	32.7	23.9	75.8	47.5
Payment for taxed related to share settlement of equity awards	—	(0.2)	(0.4)	(0.9)
Total cash provided by financing activities	32.7	23.7	75.4	46.6
Net increase in cash and equivalents	0.3	(0.1)	1.3	(16.6)
Cash and equivalents, beginning of period	1.3	1.1	0.3	0.3
Cash and equivalents, end of period	$1.6	$1.0	$1.6	$(16.3)
Supplemental Disclosure of Cash Flow Information:
Interest paid	$1.6	$0.6	$2.6	$1.1
Non-cash financing activities:
Assets acquired with debt obligations	—	1.1	0.6	1.4

For more information, contact:
David Fishbein
investor@huttig.com